EXHIBIT 99.1

For Immediate Release

ARBINET EXPANDS BOARD WITH THREE NEW INDEPENDENT DIRECTORS

Annual Meeting to be Held on August 21, 2007

New Brunswick, NJ, July 13, 2007 – Arbinet-thexchange, Inc. (NasdaqGM: ARBX) today announced that three new independent directors, Stanley Kreitman, Shawn F. O’Donnell, and Jill Thoerle, have been appointed to the Company’s Board of Directors. With the addition of these directors, Arbinet’s Board has been expanded to nine directors, seven of whom are independent.

The Company also announced that its 2007 Annual Meeting of Stockholders will be held at Heldrich Hotel, 10 Livingston Avenue in New Brunswick, New Jersey on Tuesday, August 21, 2007 at 10:00 a.m. Eastern time. The record date for determination of stockholders entitled to vote at the meeting has been set as the close of business on July 19, 2007. Mr. O’Donnell and Ms. Thoerle will be nominated for election at the 2007 Annual Meeting. Michael J. Ruane, a director of the Company since March 2004 and Chairman of the Company’s Audit Committee, will also be nominated for re-election at the 2007 Annual Meeting. Mr. Kreitman has been appointed as a Class II director, which are nominated for election at the 2009 Annual Meeting.

“We are pleased to welcome these directors to Arbinet’s Board,” said Robert C. Atkinson, Chairman of Arbinet’s Board of Directors. “Collectively, these new directors bring over 70 years of experience in the telecommunications and technology sectors as well as additional expertise in finance and operational turnarounds. We are confident that their support and insight can accelerate our progress in strengthening the core business and our plan for growth.”

On June 11, 2007, Arbinet announced that the Board’s Nominating and Corporate Governance Committee had initiated a search for new, independent director candidates and that the Committee would solicit input from shareholders regarding such candidates. The appointments announced today are a result of that process and are part of individual agreements reached with certain investors that will enable Arbinet to avoid a proxy contest at the Company’s 2007 Annual Meeting. As part of each of the individual agreements, which will be incorporated into a report on Form 8-K to be filed by Arbinet, the investors have agreed to abide by certain standstill provisions through July 13, 2008 and to vote their shares in favor of the Company’s director nominees at the 2007 Annual Meeting.

Biography of Mr. Kreitman

Since 1993, Mr. Kreitman has served as Chairman of Manhattan Associates, an investment banking company. In addition, since 2001, he has served as Senior Advisor of the Advisory Board to Signature Bank. From 1975 until his retirement in 1994, Mr. Kreitman was President of United States Banknote Corporation, a securities printing company. Mr. Kreitman serves as a member of the Board of Directors of Capital Lease Funding, CCA Industries, Geneva Mortgage Corp., KSW, Inc., and Medallion Financial Corp., all publicly-traded companies. He also serves as Chairman of the New York Board of Corrections and as a member of the Century Bank (Sarasota, Florida) Board of Directors. Mr. Kreitman received a B.S. from New York University and an M.B.A. from New York University Graduate School of Business.

Biography of Mr. O’Donnell

Mr. O’Donnell currently is a Senior Director at the consulting firm CXO, which specializes in management and operational consulting. From 2005 through 2006, Mr. O’Donnell served as Chief Operating Officer for Capital and Technology Advisors, a consulting firm specializing in the telecommunications and technology sectors. Previously, Mr. O’Donnell was Executive Vice President of Network Services and Systems at PathNet Telecommunications, Inc., which he joined in 1989. Prior to that, Mr. O’Donnell held several positions at MCI Telecommunications Corporation, including Director of Transmission and Facility Standards and Engineering. Mr. O’Donnell served on the Boards of Terrestar Networks, Inc. and Mobile Satellite Ventures, LP from 2004 through 2006. He is currently a member of the Board of Shared Technologies. He received his B.S. in Electrical Engineering from Pennsylvania State University and his Masters in Electrical Engineering from Virginia Polytechnic University.

Biography of Ms. Thoerle

In March 2007, Ms. Thoerle was appointed Chief Financial Officer of Mediaport Entertainment Inc., a digital media distribution company, where she has served as a Board member and advisor since March 2006. In 2001, Ms. Thoerle co-founded the REO Group, a consulting firm where she served through 2006. From 2001 through 2004, Ms. Thoerle was an Operations Professional with Cerberus Capital Management, where she provided investment and turnaround services for portfolio companies in the media, technology and communications sector. She served as the President and Chief Executive Officer of OnTera Broadband, a telecommunication services company, from 2000 through 2001. From 1996 through 2000, Ms. Thoerle was Vice President, Corporate Strategy and New Business Development at AT&T/Teleport Communications Group. Ms. Thoerle holds a Bachelor’s degree from City College of New York and a Master’s degree from Columbia University.

About Arbinet

Arbinet solutions simplify the exchange of digital communications in a converging world. These include exchanges, a transaction management platform, and managed services which streamline performance and improve profitability for Members.

Arbinet’s 900 voice and data Members, including the world’s 10 largest international carriers, use Arbinet’s Internet based electronic platforms to buy, sell, deliver and settle transactions valued at about $500 million in 2006. These Members include fixed, mobile and VoIP carriers, ISPs and content providers from more than 60 countries who exchange voice, data, content and value added services.

For more information about Arbinet’s solutions visit www.arbinet.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements about the Company’s strategic and business plans. Various important risks and uncertainties may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: the effect on the Company’s business of the announcements concerning the strategic alternative process and the changes to its management; the ability to retain and attract key management personnel; members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including data on thexchange, DirectAxcessSM, PrivateExchangeSM, AssuredAxcessSM, PeeringSolutionsSM, and rightsrouter®); continued volatility in the volume and mix of trading activity (including the average call duration and the mix of geographic markets traded); our uncertain and long member enrollment cycle; the failure to manage our credit risk and pricing pressure. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s Annual Report on Form 10-K and other filings, which have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:

Jack Wynne

Arbinet-thexchange, Inc.

(732) 509-9230

Eric Brielmann / Andi Salas

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449